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                                                                    EXHIBIT 2.05




                              November 22, 1996
Vista Gold Corp.
Suite 3000
370 Seventeenth Street
Denver, Colorado
USA  80202

Attention: Mr. A. J. Ali
           Vice-President Finance
           and Chief Financial Officer


              RE:         ESTABLISHMENT OF OPERATING CREDIT
                          FACILITY IN FAVOUR OF VISTA GOLD CORP.

Dear Sirs:

          The Bank of Nova Scotia (the "Bank") is pleased to advise that, subject to your acceptance, the Bank will make available to Vista Gold Corp. (the "Borrower") the operating credit facility described in this Agreement upon the following terms and conditions:

CREDIT         Operating Credit:  For general operating purposes.
FACILITY
               $3,000,000 U.S.,   under which are available U.S. and Canadian
                                  dollar advances, together with certain
                                  Documentary Instruments, the details of which are contained in Schedule "A" hereto;

               (the "Credit", with each availment thereunder being an "Availment").

BOOKING POINT  Vancouver Commercial Banking Centre
               650 West Georgia Street
               Vancouver, B.C.
               V6B 4P6
               (the "Branch")

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To:  Vista Gold Corp.                                                    Page 2



CREDIT         Advances. Canadian and U.S. dollar advances obtained under the
AVAILMENTS     Credit by the Borrower selecting in respect of each such
               advance one of the interest options as follows:

               (1) Canadian dollars as Prime Rate Advances in whole multiples of $100,000 Cdn.: Prime Lending Rate.

               (2) U.S. dollars as Base Rate Advances in whole multiples of $100,000 U.S.: Alternate Base Rate.


               Documentary Instruments. Refer to the attached Schedule "A" to this Agreement.

MATURITY Termination. The Credit shall revolve, may be terminated in whole or in part and amounts outstanding thereunder (including the contingent liability of the Bank under Documentary Instruments) shall be due in whole or in part upon demand.
               The Borrower agrees that a reasonable period of notice to effect such a termination and demand shall be in both cases a maximum of 30 days' notice provided that, without limitation, if there is non-payment of amounts due hereunder or the Borrower and any of the Borrower's subsidiaries, or any of them, either individually or collectively, fail to pay principal indebtedness aggregating $2,500,000 Cdn. or more (or the equivalent in other currencies) when due and such failure continues after any applicable grace period specified in an agreement or instrument relating to such indebtedness or the Borrower or any subsidiary of the Borrower permits any default under any agreement or instrument relating to its indebtedness, or any other event, to occur and to continue after any applicable grace period specified in such agreement or instrument and the effect of such default or event is to accelerate, or to permit the acceleration of, in the case of the Borrower and any of its subsidiaries, or any of them, either individually or collectively, the maturity of such indebtedness aggregating $2,500,000 Cdn. or more (or the equivalent in other currencies) or any breach of a covenant hereunder continues after expiry of a 30 day cure period or a receiver or receiver and manager has been appointed over, or possession by a third party has been effected directly or indirectly of, all or substantially all of the Borrower's assets, the right to terminate the Credit and make such demand and take steps to recover all such outstanding amounts thereunder shall take effect immediately.

               Documentary Instruments.  Refer to the attached Schedule "A"
               to this Agreement.
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To:  Vista Gold Corp.                                                     Page 3



CALCULATION    Determination of Rates.  "Prime Lending Rate" is a variable per
& PAYMENT      annum reference rate of interest (as announced and adjusted by the Bank from time to time) for loans made by the Bank in Canada in Canadian dollars. "Alternate Base Rate" is a fluctuating interest rate per annum (as shall be in effect from time to time)
               (rounded to the nearest 1/100 of 1%) equal to the greater of: (a) the annual rate of interest announced from time to time by the Bank in Canada as its "Base Rate Canada"; and (b) the Federal
               Funds Effective Rate plus 1/2 of 1% per annum.  The "Federal
               Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, for any day on which such rate is not so published for such day by the Federal Reserve
               Bank of New York, the average of the quotations for such day for such transactions received by the Bank from three Federal Funds brokers of recognized standing selected by the Bank. If for any reason the Bank shall have determined (which determination shall be conclusive, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including without limitation, the inability or failure of the Bank to obtain sufficient bids or publications in accordance with the terms hereof, the rate announced by the Bank in Canada as its "Base Rate Canada" shall be the Alternate Base Rate until the circumstances giving rise to such inability no longer exist.

               Interest Calculation and Payment. Interest computed with reference to Prime Lending Rate or Alternate Base Rate shall accrue from day to day for the actual number of days elapsed and shall be calculated and payable monthly, not in advance, on the 22nd day of each calendar month. Interest computed with reference to Prime Lending Rate shall be calculated on the basis of a 365 day year, but interest computed with reference to the Alternate Base Rate shall be calculated on the basis of a year of 360 days.

               Default of Payment.  Interest payable for amounts not paid when due hereunder shall accrue from day to day for the actual number of days elapsed and shall be calculated and payable upon demand at the same rates as applicable to advances
               hereunder plus 2% per annum, and compounded monthly until
               paid.  The rights of the Bank under this paragraph shall
               continue to apply from the
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To:  Vista Gold Corp.                                                     Page 4



               date of such default for so long as such default shall continue, both before and after demand and judgment.

               Interest Act (Canada). Whenever a rate of interest hereunder is calculated on the basis of a year (the "deemed year") which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

REPAYMENTS     The Borrower may make any repayment of an advance in a whole multiple of $100,000 Cdn. in respect of a Prime Rate Advance and of $100,000 U.S. in respect of a Base Rate Advance.

SECURITY       Unsecured.

NEGATIVE       The Borrower hereby covenants not to create, incur,
PLEDGE         assume or suffer to exist any lien, mortgage, charge, pledge, hypothecation, security interest or encumbrance (including a lien or retained title or security interest of a conditional vendor or financing lessor) of any kind (each a "Lien") or any right of set-off (arising other than by operation of law) or any type of preferential arrangement upon or with respect to any assets, whether now owned or hereafter acquired or held by or on behalf of the Borrower , or assign any right to receive income, other than

               (a)      Liens which currently exist;

               (b) any Lien created to secure all or any part of the purchase price or to secure debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Borrower after the date hereof provided that:

                        (i)     any such Lien shall extend solely to the item
                                or items of such property (or improvement
                                thereon) so acquired or constructed and, if
                                required by the terms of the instrument
                                originally creating such Lien, other property
                                (or improvement thereon) which is an
                                improvement to or is required for a specific
                                use in connection with such acquired or
                                constructed property (or improvement thereon)
                                or which is real property being improved by
                                such acquired or constructed property (or
                                improvement thereon),
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To:  Vista Gold Corp.                                                     Page 5



                        (ii) the principal amount of the debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Borrower of the property (or improvement thereon) so acquired or constructed and (B) the fair market value as determined in good faith by the board of directors of the Borrower of such property (or improvement thereon) at the time of such acquisition or construction;

                        (iii)   any such Lien shall be created
                                contemporaneously with, or within 90 days after the acquisition or construction of such property; and

                        (iv) the assets or property on which the Lien is created are neither replacements of similar assets or property nor assets or property that have been owned or held by or on behalf of the Borrower or any of its subsidiaries prior to the date of acquisition;

               (c) any Lien existing on property of a corporation immediately prior to it being consolidated with or merged into the Borrower, or any Lien existing on any property acquired by the Borrower at the time such property is so acquired (whether or not the debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

               (d) any renewal or replacement Lien for indebtedness secured by a Lien refered to in paragraphs (a), (b) or (c) above up to the principal amount outstanding with respect to such Lien at the time of its renewal or replacement;

               (e) Liens for taxes, assessments or other governmental charges;

               (f) statutory Liens of landlords and Liens of carriers, warehouseman, mechanics, materialman and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due;
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To:  Vista Gold Corp.                                                     Page 6



               (g) Liens incurred or deposits made in the ordinary course of business of the Borrower in connection with workers compensation, unemployment insurance and other types of social security or retirement benefits;

               (h) Liens incurred or deposits made in the ordinary course of business of the Borrower to secure the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case

                       (i) securing sums or obligations not exceeding $50,000 U.S. per Lien or deposit; and

                       (ii) not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

               (i) any attachment of judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

               (j) leases or subleases granted to others, easements, rights of way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with the ordinary conduct of the business of the Borrower or any of its subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property; and

               (k) Liens over shares in the capital stock of subsidiaries of the Borrower which are legally and beneficially owned by the Borrower, provided that the Borrower has obtained the Bank s prior written consent to the creation of each such Lien and has fulfilled, to the Bank s satisfaction, all of the Bank s requirements, if any, as to security to be given by the Borrower to the Bank before such Lien may be created.

To:  Vista Gold Corp.                                                     Page 7



CONDITIONS TO  The right of the Borrower to obtain at any time any drawdown of
UTILIZATION    an Availment (including the initial drawdown) or "Utilization")
               is subject to the receipt by the Bank of this Agreement, and evidence, in form and substance satisfactory to the Bank, of all appropriate corporate authorization and to the conditions precedent that at the time of such Utilization:

               (1) in the case where such Utilization is a drawdown, no event or circumstance has occurred and is continuing, or would result from the making of such Utilization, which when considered by itself or together with other past or then existing events or circumstances, constitutes or would constitute a material adverse change in the business prospects or financial condition of the Borrower or any of its subsidiaries;

               (2) the Bank has received an undertaking, duly executed in the name and on behalf of TD Asset Management Inc. ("TDAM"), under which TDAM undertakes to the Bank that it shall, at any time and each such time when the aggregate fair market value of the cash and readily marketable securities beneficially owned by the Borrower and held by TDAM on behalf of the Borrower shall fall below $3,000,000 U.S., immediately advise the Bank in writing thereof, such undertaking to be in form and substance satisfactory to the Bank; and

               (3) the Bank has received such other approvals, opinions or documents as the Bank may have reasonably requested.

NOTICE         (1)      The Borrower shall give to the Bank same Business
                        Day's notice of each Utilization or repayment in
                        respect of any type of Availment.  Notice to the Bank
                        hereunder must be given prior to 11:00 a.m. Toronto
                        time on a Business Day in order to be effective on
                        that Business Day.  The Bank may rely upon oral
                        (including telephone) requests for funds from persons
                        believed, in good faith, to be properly authorized to
                        make such requests.  Further, the Bank may consider
                        the receipt of a cheque or wire transfer drawn on an
                        account of the Borrower at the Branch, the honoring
                        of which would cause such account to go into
                        overdraft, as a request for an advance under the
                        Credit to the extent necessary to avoid such
                        overdraft.
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To:  Vista Gold Corp.                                                     Page 8



               (2) As used herein, a "Business Day" means any day other than a Saturday, or a Sunday, or a day that banks are lawfully closed for business in Vancouver, or, if in respect of a Base Rate Advance, New York City.

               (3) Each notice or communication given by a party hereunder shall be binding on it and shall not be revocable without the other party's consent.

REPORTING      The Borrower shall provide to the Bank, to the attention of
               Vice-President, Corporate Banking - Mining, 44 King Street
               West, Toronto, Ontario M5H 1H1:

               (1) unaudited, quarterly, consolidated financial statements of the Borrower within 60 days of the end of each of the first 3 quarters of each of its fiscal years;

               (2) audited, annual, consolidated financial statements of the Borrower within 120 days of each of its fiscal year-ends; and

               (3)      such other information as the Bank may reasonably
                      request.

INDEMNITY FOR The Borrower hereby represents and warrants that its ENVIRONMENTAL business and assets and those of its subsidiaries are
HAZARDS operated in compliance with applicable environmental laws, rules, regulations and orders ("Environmental Laws") and that no enforcement action in respect thereof is threatened or pending and covenants to and to cause its subsidiaries to continue to so operate. If the Bank is required to expend any funds in compliance with Environmental Laws, the Borrower shall indemnify the Bank in respect of such expenditures as if an advance had been made to the Borrower under this Agreement for such purpose.

EXPENSES All reasonable fees and out-of-pocket expenses of the Bank in respect of preparation and enforcement of this Agreement will be for the account of the Borrower.
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To:  Vista Gold Corp.                                                     Page 9



EXCHANGE       The U.S. dollar exchange equivalent of Canadian
EQUIVALENCIES  dollars on any day shall be determined by the Bank in accordance with the Bank of Canada noon rate of exchange as published by the Bank of Canada for that day. The aggregate amount of U.S. dollar Availments and the U.S. dollar exchange equivalent of Canadian dollar Availments outstanding at any time under the Credit shall not exceed the U.S. dollar authorized limit of the Credit at such time, and for such purposes the Bank may require any such excess resulting for any reason to be repaid within 30 days of notice thereof to the Borrower and until such repayment may refuse to allow a drawdown under the Credit.

PAYMENTS Unless otherwise directed by the appropriate party, all disbursements to the Borrower shall be made into an account designated by the Borrower and all payments to the Bank shall be made in the currency in respect of which the obligations requiring such payment arose by depositing such payments (whether by wire transfer or otherwise) into an account designated by the Bank at the Branch for value on the due date. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank account. The currency of account of all payments contemplated hereunder shall be of the essence of this Agreement.

EVIDENCE OF    The Borrower acknowledges that the actual recording of
INDEBTEDNESS   any Availment under the Credit and interest, fees and other amounts due therefor under this Agreement in an account of the
               Borrower maintained by the Bank in respect thereof and
               payments made under the Credit in accordance with this
               Agreement shall constitute, except for manifest error,
               conclusive evidence of the Borrower's indebtedness and
               liability from time to time under this Agreement in respect of the Credit; provided that the failure of the Bank to record same in such account shall not affect the obligation of the
               Borrower to pay or repay such indebtedness and liability in accordance with this Agreement.
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To:  Vista Gold Corp.                                                    Page 10



JUDGMENT       The obligation of the Borrower hereunder to make
CURRENCY       payments in any currency other than Canadian dollars (the
               "Other Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into Canadian dollars except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of such Other Currency so payable hereunder. Accordingly, the obligation of the Borrower shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Canadian dollars of the amount (if any) by which such effective receipt shall fall short of the full amount of such Other Currency so payable hereunder and shall not be affected by any judgment being obtained for any other sums due hereunder.

SEVERABILITY   The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision herein and the Agreement shall be construed as if the invalid or unenforceable provision had been omitted.

ASSIGNABILITY  The Borrower may not assign this Agreement.  The Bank may assign or grant participations in its rights and obligations hereunder with the Borrower's prior consent thereto, such consent not to be unreasonably withheld. The Bank may, after receiving such consent from the Borrower, disclose to any assignee or participant or to any potential assignee or participant in respect of which the Borrower has provided, in the manner described in the preceding sentence, such consent, information regarding the business, assets and financial condition of the Borrower and its affiliates and any other information provided under or otherwise relating to this Agreement.
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To:  Vista Gold Corp.                                                    Page 11



GOVERNING LAW  This Agreement shall be construed in accordance with the laws of the Province of British Columbia.


         *                        *                         *

Please indicate your acceptance of this Agreement by signing and returning the enclosed duplicate copy of this letter on or before December 6, 1996. This offer replaces the Bank's earlier offer to establish an operating credit facility in your favour on the terms and conditions contained in its letter of September 19, 1996, which earlier offer has expired and is of no force and effect.

                                                   Yours truly,
Accepted this 26 day of
November, 1996.                                    THE BANK OF NOVA SCOTIA

VISTA GOLD CORP.

by: /s/ MICHAEL B. RICHINGS                        by: /s/ C. P. THOMAS
    ----------------------------                      ------------------------
Name:   Michael B. Richings                            C. P. Thomas
      --------------------------
Title:   President & CEO
       -------------------------

by:  /s/ A. J. ALI
    ----------------------------
Name:  A. J. Ali                                   by: /s/ J. C. REGAN
      --------------------------                      ------------------------
Title: VP Finance & CFO                                J. C. Regan
       -------------------------

                                  SCHEDULE "A"

                            DOCUMENTARY INSTRUMENTS


                 This Schedule is part of the letter loan agreement (the "Agreement") dated November 22, 1996, between The Bank of Nova Scotia (the "Bank") and Vista Gold Corp. (the "Applicant"). Canadian and U.S. dollar denominated standby letters of credit (each a "Documentary Instrument") shall be Availments which may be obtained under the Operating Credit (the "Credit") referred to in the Agreement, subject in each case to issuance at the Bank's discretion, provided that each Documentary Instrument shall be in form satisfactory to the Bank. All other capitalized terms not defined herein shall have the respective meanings given to them in the Agreement.

                 IN CONSIDERATION of the Bank issuing each Documentary Instrument, the Applicant hereby agrees as follows:

         1. The availability of the Credit shall reduce by the face amount of each Documentary Instrument for and during the period of time that the Bank has a contingent liability thereunder. The Applicant shall pay (i) on issuance of each Documentary Instrument, an issuance fee of 7/8 of 1% per annum calculated, in accordance with the Bank's prevailing practice, on the face amount of such Documentary Instrument for the number of days to elapse from and including the date of issuance of such Documentary Instrument to the date of expiry of such Documentary Instrument, subject to a minimum fee of $250 Cdn. per Documentary Instrument and (ii) on demand, other fees and charges in respect of each Documentary Instrument upon terms and in amounts in accordance with the then prevailing practice of the Bank. Each Documentary Instrument may be converted to another Availment, but only on the expiry of such Documentary Instrument. All drafts, bills of exchange, receipts, acceptances, demands and other requests for payment drawn or issued under a Documentary Instrument (any such instrument being a "Draft") and all other amounts paid by the Bank under or in connection with any Documentary Instrument shall constitute under the Credit a Prime Rate Advance to the extent that such amounts are in Canadian dollars and a Base Rate Advance to the extent that such amounts are in U.S. dollars.

         2. The Applicant shall pay to the Bank all of the Bank's contingent liability in respect of (i) any Documentary Instrument outstanding upon any termination of the Credit, and (ii) any Documentary Instrument which becomes the subject matter of any order, judgment, injunction or other such determination (an "Order"), or any petition or other application for any Order by the Applicant or any other party, restricting payment by the Bank under and in accordance with such Documentary Instrument or extending the Bank's liability under such Documentary Instrument beyond the expiration date stated therein, provided that payment in respect of each such Documentary Instrument shall be due forthwith upon demand and in the currency in which such Documentary Instrument is denominated (the "Instrument Currency").

         3. The Bank hereby agrees that it will, with respect to each Documentary Instrument subjected to any such demand for payment under the preceding section, upon the later of:

                 (a) the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating any applicable Order, or permanently enjoining the Bank from paying under such Documentary Instrument; and

                 (b)      the earlier of:

                          (i) the date on which either the original counterpart of such Documentary Instrument is returned to the Bank for cancellation or the Bank is released by the beneficiary thereof from any further obligations in respect of such Documentary Instrument; and,

                          (ii)    the expiry of such Documentary Instrument;

pay to the Applicant an amount in the applicable Instrument Currency equal to any excess of the amount received by the Bank hereunder in respect of the Bank's contingent liability under such Documentary Instrument (the "Received Amount") over the equivalent in such Instrument Currency of the total of amounts applied to reimburse the Bank for amounts paid by it under or in connection with such Documentary Instrument (the Bank having the right to so appropriate such funds), together with an additional amount in such Instrument Currency computed by applying a per annum rate as set out below to the amount of such excess from time to time. The applicable per annum rate shall equal 3% per annum less than the Bank's Prime Lending Rate, if the applicable Documentary Instrument is denominated in Canadian dollars and 3% per annum less than the Bank's Base Rate Canada, if the applicable Documentary Instrument is denominated in U.S. dollars. Such additional amount shall be calculated daily on the basis of a 365 day year for the actual number of days elapsed from and including the date of payment to the Bank of the Received Amount to (but not including) the date of return to the Applicant of the excess.

         4. Amounts not paid when due hereunder shall, for the purposes of the Agreement, be deemed to be amounts not paid when due for Prime Rate Advances if in respect of Canadian dollars and amounts not paid when due for Base Rate Advances if in respect of U.S. dollars.

         5. The obligations of the Applicant hereunder shall be absolute, unconditional and irrevocable and shall not be reduced by any event or occurrence including, without limitation, any lack of validity or enforceability of a Documentary Instrument, or any Draft paid or acted upon by the Bank or any of its correspondents being fraudulent, forged, invalid or immaterially insufficient in any respect, or any claims which the Applicant may have against any beneficiary or transferee of any Documentary Instrument. The obligations of the Applicant hereunder shall remain in full force and effect and shall apply to any alteration to or extension of the expiration date of any Documentary Instrument or any standby letter of credit issued to replace, extend or alter any Documentary Instrument.

         6. Any action, inaction or omission taken or suffered by the Bank or any of the Bank's correspondents under or in connection with a Documentary Instrument or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulations or customs applicable thereto shall be binding upon the Applicant and shall not place the Bank or any of its correspondents under any resulting liability to the Applicant. Without limiting the generality of the foregoing, the Bank and its correspondents may receive, accept or pay as complying with the terms of a Documentary Instrument, any Draft thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of, or other person or entity acting as the representative or in the place of, such beneficiary or its successors and assigns. The Applicant covenants that it will not take any steps, issue any instructions to the Bank or any of its correspondents or institute any proceedings intended to derogate from the right or ability of the Bank or its correspondents to honour and pay any Draft or Drafts.

         7. The Applicant agrees to pay on demand all costs and expenses of the Bank incurred in the enforcement of the Bank's rights under this Agreement and, further, will indemnify the Bank on demand against all loss or damage to the Bank arising out of the issuance of or other action taken by the Bank in connection with any Documentary Instrument including, without limitation, the costs relating to any legal process instituted by any party restraining or seeking to restrain the Bank from accepting or paying any Draft. The Applicant also agrees that the Bank shall have no liability to it for any reason in respect of the issuance of any Documentary Instrument other than on account of the Bank's gross negligence or wilful misconduct. All payments to be made to the Bank hereunder shall be made for value on the date due and free of any withholding tax or levy, other than taxes imposed on the net income of the Bank, and such taxes or levies, other than as excepted, shall be paid by the Applicant. The provisions of this paragraph will survive payment in full hereunder.

         8. This Schedule shall be binding upon the Applicant, its successors and assigns and shall enure to the benefit of the Bank, its successors, transferees and assigns. Any provision of this Schedule which is void or unenforceable shall be ineffective to the extent void or unenforceable and shall be severable from the other provisions hereof and this Schedule shall be interpreted as if such provision were not included herein. Time and the currency of payment hereunder shall be deemed to be of the essence hereof.
None of the terms of this Schedule shall be amended except in writing signed by the Bank and any waiver by the Bank shall not constitute any further waiver. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (the "UCP") shall in all respects apply to each standby letter of credit and shall be deemed for such purpose to be a part hereof as if fully incorporated herein. In the event of any conflict between the UCP and the governing law of the Agreement, the UCP shall prevail to the extent necessary to remove the conflict.